UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☒	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

MICROVISION, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MICROVISION, INC.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

February 16, 2012

Dear MicroVision Shareholder:

The Special Meeting of Shareholders of MicroVision, Inc. (the “Company”), will be held at the Marriott Redmond Town Center, 7401 164th Avenue NE, Redmond, Washington 98052 on February 16, 2012 at 9:00 a.m. for the following purposes:

•

To approve an amendment to the Company’s certificate of incorporation (the “Certificate of Incorporation”) to effect a reverse stock split of the Company’s issued and outstanding common stock (the “Reverse Stock Split”).

•	To conduct any other business that may properly come before the meeting and any adjournment or postponement of the meeting.

Details of the business to be conducted at the meeting are more fully described in the accompanying Proxy Statement. Please read it carefully before casting your vote.

If you were a shareholder of record on December 27, 2011, you will be entitled to vote on the above matters. A list of shareholders as of the record date will be available for shareholder inspection at the headquarters of the Company, 6222 185th Avenue NE, Redmond, Washington 98052, during ordinary business hours, from February 6, 2012 to the date of the Special Meeting. The list also will be available for inspection at the Special Meeting.

Important!

Whether or not you plan to attend the Special Meeting, your vote is very important.

After reading the Proxy Statement, you are encouraged to vote by (1) toll-free telephone call, (2) the Internet or (3) completing, signing and dating the printable proxy card and returning it as soon as possible. If you are voting by telephone or the Internet, please follow the instructions on the proxy card. You may revoke your proxy at any time before it is voted by following the instructions provided below.

Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting To Be Held on February 16, 2012. The proxy materials are available at http://www.microvision.com/investors/proxy.html.

If you need assistance voting your shares, please call Investor Relations at (425) 936-6847.

The Board of Directors recommends a vote FOR the proposal to approve an amendment to the Certificate of Incorporation to effect the Reverse Stock Split.

At the meeting, you will have an opportunity to ask questions about the Company and its operations. You may attend the meeting and vote your shares in person even if you vote by telephone or the Internet or return your proxy card. Your proxy (including a proxy granted by telephone or the Internet) may be revoked by sending in another signed proxy card with a later date, sending a letter revoking your proxy to the Company’s Secretary in Redmond, Washington, voting again by telephone or Internet, or attending the Special Meeting and voting in person.

We look forward to seeing you. Thank you for your ongoing support of and interest in MicroVision, Inc.

Sincerely,

Thomas M. Walker

Secretary

January 6, 2012

Redmond, Washington

MICROVISION, INC.

6222 185th Avenue NE

Redmond, Washington 98052

PROXY STATEMENT FOR A SPECIAL MEETING

OF SHAREHOLDERS

February 16, 2012

INFORMATION ABOUT THE SPECIAL MEETING AND VOTING

Q:	Why did you send me this Proxy Statement?

A:

We sent you the Notice of Internet Availability of Proxy Materials because the Board of Directors of the Company (the “Board of Directors” or the “Board”) is soliciting your proxy to vote at the Special Meeting of Shareholders (the “Special Meeting”). The Special Meeting will be held at Marriott Redmond Town Center, 7401 164th Avenue NE, Redmond, Washington 98052 on February 16, 2012, at 9:00 a.m.

This Proxy Statement summarizes the information regarding the matters to be voted upon at the Special Meeting. You do not need to attend the Special Meeting, however, to vote your shares. You may simply vote your shares by telephone or over the Internet in accordance with the instructions contained on the proxy card or print, complete, sign, and return the proxy card.

On December 27, 2011 there were [        ] shares of common stock of the Company outstanding. If you owned shares of our common stock at the close of business on the record date, you are entitled to one vote for each share of common stock you owned as of that date. We made this Proxy Statement available on or about January 6, 2012 to all shareholders entitled to vote their shares at the Special Meeting.

Q:	How many votes do I have?

A:	You have one vote for each share of common stock that you owned on the record date. The proxy card will indicate the number of shares.

Q:	How do I vote by proxy?

A:	If you properly cast your vote either by voting your proxy by telephone or via the Internet or executing and returning the proxy card, and your vote is not subsequently revoked by you, your vote will be voted in accordance with your instructions. If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the Board as follows:

•	“FOR” the proposal to approve an amendment to the Certificate of Incorporation to effect the Reverse Stock Split.

If any other matter is presented, your proxy holders (the individuals designated on the proxy card) will vote in accordance with their best judgment. At the time we printed this Proxy Statement, we knew of no matters that needed to be acted on at the Special Meeting other than those discussed in this Proxy Statement.

Q:	May my broker vote for me?

A:	Under the rules of the Financial Industry Regulatory Authority, if your broker holds your shares in its “street” name, the broker may vote your shares on routine matters even if it does not receive instructions from you. At the Special Meeting, your broker may, without instructions from you, vote on the proposal to approve the amendment of the Certificate of Incorporation to effect the Reverse Stock Split.

Q:	What are abstentions and broker non-votes?

A:	An abstention represents the action by a shareholder to refrain from voting “for” or “against” a proposal. “Broker non-votes” represent votes that could have been cast on a particular matter by a broker, as a shareholder of record, but that were not cast because the broker (i) lacked discretionary voting authority on the matter and did not receive voting instructions from the beneficial owner of the shares or (ii) had discretionary voting authority but nevertheless refrained from voting on the matter.

Q:	May I revoke my proxy?

A:	Yes. You may change your mind after you send in your proxy card or vote your shares by telephone or via the Internet by following these procedures. To revoke your proxy:

•	Vote again by telephone or Internet;

•	Send in another signed proxy card with a later date;

•	Send a letter revoking your proxy to MicroVision’s Secretary at the Company’s offices in Redmond, Washington; or

•	Attend the Special Meeting and vote in person.

Q:	How do I vote in person?

A:	If you plan to attend the Special Meeting and vote in person, we will give you a ballot when you arrive. If your shares are held in a brokerage account or by another nominee, the Notice of Internet Availability of Proxy Materials is being forwarded to you. Follow the instructions on the Notice of Internet Availability of Proxy Materials in order to vote your shares by proxy or in person. Alternatively, you may contact the person in whose name your shares are registered and obtain a proxy from that person and bring it to the Special Meeting.

Q:	What is the quorum requirement for the meeting?

A:	The quorum requirement for holding the meeting and transacting business is a majority of the outstanding shares entitled to be voted. The shares may be present in person or represented by proxy at the meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum.

Q:	What vote is required to approve the proposal to amend the Certificate of Incorporation to effect the Reverse Stock Split?

A:	Approval of the proposal to amend the Certificate of Incorporation to effect the Reverse Stock Split requires approval by a majority of the outstanding shares of the Company’s common stock. As a result, abstentions and broker non-votes will have the same effect as a vote against the proposal.

Q:	Is voting confidential?

A:	We keep all the proxies and ballots private as a matter of practice.

Q:	What are the costs of soliciting these proxies?

A:	The Company will pay all the costs of soliciting these proxies. In addition to the solicitation of proxies by mail, our officers and employees also may solicit proxies by telephone, fax or other electronic means of communication, or in person. We also may engage the services of a professional proxy solicitation firm. We will reimburse banks, brokers, nominees, and other fiduciaries for the expenses they incur in forwarding the proxy materials to you.

Q:	Who should I call if I have any questions?

A:	If you have any questions about the Special Meeting, voting or your ownership of MicroVision common stock, please call us at (425) 936-6847 or send an e-mail to ir@microvision.com.

PROPOSAL:

AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE

STOCK SPLIT

General

Our Board of Directors has unanimously adopted a resolution approving, declaring advisable and recommending to the stockholders for their approval a proposal to amend the Certificate of Incorporation to effect a Reverse Stock Split at any whole number ratio between, and inclusive of, one for five (every five shares would be combined into one) and one for twelve (every twelve shares would be combined into one). Approval of this Proposal will grant the Board of Directors the authority, without further action by the stockholders, to carry out the amendment to the Certificate of Incorporation at any time within 90 days after the date stockholder approval for the amendment is obtained, with the exact exchange ratio and timing of the Reverse Stock Split to be determined at the discretion of the Board of Directors. The decision whether and when to effect the Reverse Stock Split, and at what whole number ratio to effect the Reverse Stock Split, will be based on a number of factors, including market conditions, existing and anticipated trading prices for our common stock and the continued listing requirements of the NASDAQ Global Market.

A sample form of the certificate of amendment relating to this Proposal, which we would file with the Secretary of State of the State of Delaware to effect the Reverse Stock Split, is attached to this Proxy Statement as Annex A.

Rationale for the Reverse Stock Split

Our common stock trades on the NASDAQ Global Market, which we believe helps support and maintain stock liquidity and company recognition for our stockholders. Companies listed on the NASAQ Global Market, however, are subject to various continued listing standards imposed by the NASDAQ Stock Market. One of these standards is the “minimum bid price” requirement, which requires that the bid price of the common stock of listed companies be at least $1.00 per share. A listed company risks being delisted and removed from the NASDAQ Global Market if the closing bid price of its stock remains below $1.00 per share for an extended period of time.

On October 26, 2011, we received a notification letter from the NASDAQ Stock Market indicating that we were at risk of delisting because we were not in compliance with the minimum bid price requirement. In accordance with the letter, we believe we can regain compliance with the minimum bid price requirement and remain listed on the NASDAQ Global Market if the closing bid price of our common stock were to reach $1.00 or higher for a minimum of ten consecutive trading days at any time prior to April 23, 2012.

Effecting the Reverse Stock Split would reduce our total shares of common stock outstanding, which we believe will increase the price per share of our common stock. For example, a hypothetical company with a market value of $50 million and 100 million shares outstanding would have a trading price of $0.50 per share, while a company with the same market value and only 25 million shares outstanding would have a trading price of $2.00 per share.

We are asking stockholders to approve this Proposal because we believe the Reverse Stock Split will result in a higher price per share for outstanding shares of our common stock. This, we believe, could provide a number of potential advantages. We describe each of these below.

Potential Advantages of the Reverse Stock Split

Maintain NASDAQ Global Market Listing. We believe that having our common stock delisted from the NASDAQ Global Market would be undesirable for our stockholders and potentially detrimental to our business. Among other things, being delisted could reduce the liquidity of our common stock. We also deem valuable our ticker symbol, which is easily recognized as “MVIS” and which we could lose if we were delisted by the NASDAQ Global Market. Moreover, being listed on the NASDAQ Global Market carries with it certain prestige and we believe it improves the recognition of our company.

Our Board of Directors believes that a Reverse Stock Split, at a whole number exchange ratio ranging from one for five to one for twelve, would result in an increase in the price per share, and thereby help us meet the $1.00 per share minimum bid price requirement. While our stock price could trade above $1.00 on its own accord over the next few months, our Board believes that it is in our best interests and in the interests of our stockholders to seek approval of the proposed amendment to our Certificate of Incorporation to effect the Reverse Stock Split in order to increase the likelihood that we regain compliance by April 23, 2012, the end of our compliance period. Even if our common stock’s closing bid price were to satisfy the minimum closing bid price requirements prior to approval of this Proposal, we may still effect the Reverse Stock Split if our stockholders approve this Proposal and our Board of Directors determines that effecting the Reverse Stock Split would be in the best interests of the company and its stockholders.

Facilitate Potential Future Financings. By preserving our NASDAQ Global Market listing, we can continue to consider and pursue a wide range of future financing options to support our business. We believe being listed on a national securities exchange, such as the NASDAQ Global Market, is valued highly by many long-term investors. A listing on a national securities exchange also has the potential to create better liquidity and reduce volatility for buying and selling shares of our stock, which benefits our current and future stockholders.

Increase Our Common Stock Price to a Level More Appealing for Investors. We believe that the Reverse Stock Split could enhance the appeal of our common stock to the financial community, including institutional investors, and the general investing public. We believe that a number of institutional investors and investment funds are reluctant to invest in lower-priced securities and that brokerage firms may be reluctant to recommend lower-priced stock to their clients, which may be due in part to a perception that lower-priced securities are less promising as investments, are less liquid, or are less likely to be followed by institutional securities research firms. We believe that the reduction in the number of issued and outstanding shares of our common stock caused by the Reverse Stock Split, together with the anticipated increased stock price immediately following and resulting from the Reverse Stock Split, may encourage further interest in our common stock.

Certain Risks Associated with the Reverse Stock Split

The proposed Reverse Stock Split carries with it several significant risks.

We cannot assure you, for example, that the market price per share of our common stock after the Reverse Stock Split will rise or remain constant in proportion to the reduction in the number of shares of common stock outstanding before the Reverse Stock Split. For instance, using the closing price of our common stock on November 30, 2011 of $0.45 per share as an example, if our Board of Directors were to implement the Reverse Stock Split at a one for ten ratio, we cannot assure you that the post-split market price of our common stock would be or would remain at a price of ten times greater than $0.45, or $4.50. In many cases, the market price of a company’s shares declines after a reverse stock split. Thus, while our stock price might meet the continued listing requirements for the NASDAQ Global Market initially, we cannot assure you that it would continue to do so.

The market price of our common stock will also be affected by our performance and other factors, some of which are unrelated to the number of shares outstanding. If the Reverse Stock Split is effected and the market price of our common stock declines, the decline as a percentage of our overall market capitalization may be greater than would occur in the absence of a Reverse Stock Split. Furthermore, the liquidity of our common stock could be adversely affected by the reduced number of shares that would be outstanding after the Reverse Stock Split.

Principal Effects of the Reverse Stock Split

Reduction of Shares Held by Our Stockholders. After the effective date of the Reverse Stock Split, each stockholder will own fewer shares of our common stock. However, the Reverse Stock Split will affect all of our stockholders uniformly and will not affect any stockholder’s percentage ownership interest in the Company. For example, a holder of two percent of the voting power of the outstanding shares of common stock immediately prior to the Reverse Stock Split would continue to hold two percent of the voting power of the outstanding shares of common stock immediately after the Reverse Stock Split.

The number of stockholders of record will not be affected by the Reverse Stock Split. In addition, because the number of shares of authorized common stock will not be affected, the Reverse Stock Split will result in an increase in the authorized, but unissued, shares of common stock as a percentage of total authorized shares.

Change in Number and Exercise Price of Outstanding Options and Warrants. Under the terms of our 2006 Incentive Plan, as amended, the administrator will make appropriate adjustments to the maximum number of shares that may be issued under the plan, the number of shares subject to outstanding awards and the exercise prices relating to awards. Under the terms of our Independent Director Stock Option Plan, the number of shares issuable on exercise of the options granted will be appropriately adjusted to maintain the proportionate interest of the option holders. Under the terms of our warrants, the Reverse Stock Split will cause an automatic proportionate increase in the exercise price of such warrants and a proportionate decrease in the number of shares of common stock issuable upon the exercise of such warrants.

Reduction in Number of Outstanding Shares; Increase in Number of Unreserved Shares. The Reverse Stock Split will reduce the total number of outstanding shares of common stock by the exchange ratio determined by the Board in its discretion and it will apply automatically to all shares of our common stock, including shares issuable upon the exercise of outstanding stock options and warrants. The following table contains approximate information relating to our common stock under certain of the possible exchange ratios, based on share information as of December 14, 2011:

	Current	1-For-5 Split	1-For-10 Split	1-For-12 Split

Authorized common stock	200,000,000	200,000,000	200,000,000	200,000,000

Common stock outstanding	136,149,468	27,229,894	13,614,947	11,345,789

Common stock issuable upon exercise of outstanding options	7,827,347	1,565,470	782,735	652,279

Common stock issuable upon vesting of restricted stock grants	1,057,529	211,506	105,753	88,128

Common stock issuable upon exercise of outstanding warrants	18,294,182	3,658,837	1,829,419	1,524,516

Common stock reserved for issuance upon exercise of options available for future grant	4,756,650	951,331	475,666	396,388

Common stock authorized but unissued and unreserved	31,914,824	166,382,962	183,191,480	185,992,900

As reflected in the table above, the number of authorized shares of our common stock will not be reduced by the Reverse Stock Split. Accordingly, the Reverse Stock Split will have the effect of increasing the authorized, but unissued, shares of our common stock as a percentage of total authorized shares. These shares may be used by us for various purposes in the future without further stockholder approval (subject to applicable NASDAQ rules), including, among other things, financings, strategic partnering arrangements, equity incentive plans, acquisitions of assets or businesses, stock splits or stock dividends.

Procedure for Effecting Reverse Stock Split and Exchange of Stock Certificates

If this Proposal is approved by our stockholders and if our Board of Directors concludes that the Reverse Stock Split is in the best interests of the Company and its stockholders on a date within 90 days after stockholder approval is obtained, our Board of Directors will cause the Reverse Stock Split to be implemented at the whole number ratio between one for five and one for twelve as selected by our Board of Directors in its sole discretion. We will file an amendment to our Certificate of Incorporation with the Delaware Secretary of State at such time as our Board of Directors deems appropriate. The amendment will become effective on the date that it is filed (the “Effective Date”).

As soon as practicable after the Effective Date, stockholders will be notified that the Reverse Stock Split has been effected. We will retain an exchange agent (the “Exchange Agent”) for purposes of implementing the exchange of stock certificates. Holders of pre-reverse split shares will be asked to surrender to the Exchange Agent certificates representing pre-reverse split shares in exchange for certificates representing post-reverse split shares in accordance with the procedures to be set forth in a letter of transmittal that will be delivered to the Company’s stockholders. No new certificates will be issued to a stockholder until the stockholder has surrendered to the Exchange Agent his, her or its outstanding certificate(s) together with the properly completed and executed letter of transmittal. STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATES AND SHOULD NOT SUBMIT ANY CERTIFICATES UNTIL REQUESTED TO DO SO. Stockholders whose shares are held in book-entry form do not need to submit old share certificates for exchange. These shares will automatically reflect the new quantity of shares based on the Reverse Stock Split. Beginning on the Effective Date, each certificate representing pre-reverse split shares will be deemed for all corporate purposes to evidence ownership of post-reverse split shares.

Fractional Shares

No fractional shares will be issued in connection with the Reverse Stock Split. Stockholders of record who otherwise would be entitled to receive fractional shares will be entitled to rounding up of their fractional share to the nearest whole share.

Accounting Matters

The Reverse Stock Split will not affect the common stock capital account on our balance sheet. As of the Effective Date, the stated capital on our balance sheet attributable to our common stock will be reduced proportionately based on the selected exchange ratio, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. In future financial statements, we will restate net income or loss per share and other per share amounts for periods ending before the Reverse Stock Split to give retroactive effect to the Reverse Stock Split. The per share net income or loss and net book value of our common stock will be increased because there will be fewer shares of our common stock outstanding.

Discretionary Authority of the Board of Directors to Abandon Reverse Stock Split

The Board of Directors reserves the right to abandon the Reverse Stock Split without further action by our stockholders at any time before the effectiveness of the amendment to the Certificate of Incorporation, even if the Reverse Stock Split has been authorized by our stockholders at the Special Meeting. By voting in favor of the Reverse Stock Split, you are expressly also authorizing our Board of Directors to determine not to proceed with, and abandon, the Reverse Stock Split if it should so decide.

No Dissenter’s Rights

Under applicable Delaware law, our stockholders are not entitled to dissenter’s rights with respect to the Reverse Stock Split, and we will not independently provide stockholders with any such right.

Directors’ Recommendation

The affirmative vote of a majority of all issued and outstanding shares of common stock is required to approve the Reverse Stock Split at the Special Meeting. If you abstain from voting on this proposal to approve the Reverse Stock Split, it will have the same effect as a vote “AGAINST” the proposal. Your vote is therefore extremely important.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO AMEND THE COMPANY’S CERTIFICATE OF INCORPORATION TO EFFECT THE REVERSE STOCK SPLIT.

Please Note: This Proxy Statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and is subject to the safe harbor created by that section. Such statements include, but are not limited to, all statements as to expectation or belief and statements as to the future trading price and liquidity of our common stock, whether traded on the NASDAQ Global Market or otherwise; our future results of operations; our ability to satisfy the listing requirements of NASDAQ; the prospect for analyst coverage; and financing needs, as well as assumptions relating to the foregoing. The words “anticipate,” “believe,” “expect,” “may,” “plan,” “will,” and similar expressions identify forward-looking statements, which speak only as of the date the statement was made.

These forward-looking statements are not guarantees of future performance. Factors that could cause actual results to differ materially from those projected in our forward-looking statements include the following: our ability to meet the listing standards of the NASDAQ Global Market; our ability to obtain financing; market acceptance of our technologies and products; our financial and technical resources relative to those of our competitors; our ability to keep up with rapid technological change; government regulation of our technologies; our ability to enforce our intellectual property rights and protect our proprietary technologies; the ability to obtain additional contract awards and to develop partnership opportunities; the timing of commercial product launches; and the ability to achieve key technical milestones in key products. These factors are not intended to represent a complete list of the general or specific factors that may affect us. It should be recognized that other factors, including general economic factors and business strategies, may be significant, now or in the future, and the risks set forth herein may affect us to a greater extent than indicated. All forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the cautionary statements and risk factors identified from time to time in our SEC reports, including our Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the SEC. Except as expressly required by federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changes in circumstances or any other reason.

OTHER BUSINESS

We know of no other matters to be voted on at the Special Meeting or any adjournment or postponement of the meeting. If, however, other matters are presented for a vote at the meeting, the proxy holders (the individuals designated on the proxy card) will vote your shares according to their judgment on those matters.

INFORMATION ABOUT MICROVISION COMMON STOCK OWNERSHIP

Security Ownership of Certain Beneficial Owners and Management

The following table shows as of December 14, 2011, the number of shares of our common stock beneficially owned by our directors, our named executive officers (i.e., our Chief Executive Officer, our Chief Financial Officer and each of our three most highly compensated executive officers who were serving as executive officers as of December 31, 2010), and all directors and executive officers as a group and each person known by us to own beneficially more than 5% of our outstanding common stock.

Name of Beneficial Owner	Number of Shares (1)	Percent of Common Stock (2)
Alexander Y. Tokman (3)	1,755,085	1.3
Jeff T. Wilson (4)	352,125	*
Thomas M. Walker (5)	419,628	*
Sridhar Madhavan (6)	260,997	*
Michael L. Fritts (7)	41,600	*
Richard A. Cowell (8)	170,488	*
Slade Gorton (9)	177,788	*
Jeanette Horan (10)	124,288	*
Perry Mulligan (11)	48,696	*
Brian Turner (12)	130,788	*
Max Display Enterprises Limited (13)	10,095,299	7.3
All executive officers and directors as a group (11 persons) (14)	3,449,883	2.5

*	Less than 1% of the outstanding shares of common stock.
(1)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants that are currently exercisable or convertible or may be exercised or converted within sixty days are deemed to be outstanding and to be beneficially owned by the person holding these options or warrants for the purpose of computing the number of shares beneficially owned and the percentage of ownership of the person holding these securities, but are not outstanding for the purpose of computing the percentage ownership of any other person or entity. Subject to community property laws where applicable, and except as otherwise noted, we believe that each shareholder named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned thereby.
(2)	Percentage of common stock is based on 136,149,468 shares of common stock outstanding as of December 14, 2011.
(3)	Includes 1,587,283 shares issuable upon exercise of options.
(4)	Includes 338,065 shares issuable upon exercise of options.
(5)	Includes 399,736 shares issuable upon exercise of options.
(6)	Includes 237,214 shares issuable upon exercise of options.
(7)	Includes 25,000 shares issuable upon exercise of options. Mr. Fritts resigned on March 7, 2011.
(8)	Includes 135,000 shares issuable upon exercise of options.
(9)	Includes 135,000 shares issuable upon exercise of options.
(10)	Includes 105,000 shares issuable upon exercise of options.
(11)	Includes 30,000 shares issuable upon exercise of options.
(12)	Includes 105,000 shares issuable upon exercise of options.
(13)	Based on information set forth in a Form 3 filed with the SEC on June 30, 2009 by Max Display Enterprises Limited and Walsin Lihwa. Includes 2,019,060 shares issuable upon exercise of warrants.
(14)	Includes 3,072,298 shares issuable upon exercise of options.

INFORMATION ABOUT SHAREHOLDER PROPOSALS

In order for a shareholder proposal to be considered for inclusion in the Company’s proxy statement for the 2012 Annual Meeting, the written proposal must be received by the Company no later than December 30, 2011. Shareholder proposals must comply with SEC regulations regarding the inclusion of shareholder proposals in company sponsored proxy materials and must contain the information required in the Company’s bylaws for shareholder proposals. If you wish to obtain a free copy of the Company’s bylaws, please contact Investor Relations, MicroVision, Inc., 6222 185th Avenue NE, Redmond, Washington 98052.

If a shareholder proposal is not included in the Company’s proxy statement for the 2012 Annual Meeting, it may be raised from the floor during the meeting if written notice of the proposal is received by the Company not less than 60 nor more than 90 days prior to the meeting or, if less than 60 days’ notice of the date of the meeting is given, by the close of business on the 10th business day following the first public announcement of the meeting.

ADDITIONAL INFORMATION

Householding

Only one copy of the Notice of Internet Availability of Proxy Materials is being delivered to shareholders residing at the same address, unless such shareholders have notified the Company of their desire to receive multiple copies. The Company will promptly deliver, upon oral or written request, a separate copy of the Notice of Internet Availability of Proxy Materials to any shareholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to Investor Relations. Shareholders residing at the same address and currently receiving only one copy of the Notice of Internet Availability of Proxy Materials may contact Investor Relations to request multiple copies of the proxy statement in the future. Shareholders residing at the same address and currently receiving multiple copies of the Notice of Internet Availability of Proxy Materials may contact Investor Relations to request that only a single copy of the Notice of Internet Availability of Proxy Materials be mailed in the future. Contact Investor Relations by phone at (425) 936-6847, by fax at (425) 936-4415, by mail to Investor Relations, MicroVision, Inc., 6222 185th Avenue NE, Redmond, Washington 98052, or by e-mail to ir@microvision.com.

Voting by Telephone or the Internet

Provision has been made for you to vote your shares of common stock by telephone or via the Internet. You may also vote your shares by mail. Please see the proxy card or voting instruction form accompanying this Proxy Statement for specific instructions on how to cast your vote by any of these methods.

Votes submitted by telephone or via the Internet must be received by 5:00 p.m., Seattle, Washington time, on February 15, 2012. Submitting your vote by telephone or via the Internet will not affect your right to vote in person should you decide to attend the Special Meeting.

The telephone and Internet voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been recorded properly. The Company has been advised that the Internet voting procedures that have been made available to you are consistent with the requirements of applicable law. Shareholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which must be borne by the shareholder.

Annex A

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

MICROVISION, INC.

MicroVision, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies as follows:

FIRST:	That the board of directors of the Corporation has duly adopted resolutions (i) authorizing the Corporation to execute and file with the Secretary of State of the State of Delaware this Certificate of Amendment to the Amended and Restated Certificate of Incorporation (this “Amendment”) to combine each [ ] outstanding shares of the Corporation’s common stock, par value $.001 per share (the “Common Stock”), into one (1) validly issued, fully paid and non-assessable share of Common Stock; and (ii) declaring this Amendment to be advisable, submitted to and considered by the stockholders of the Corporation entitled to vote thereon for approval by the affirmative vote of such stockholders in accordance with the terms of the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”) and recommended for approval by the stockholders of the Corporation.

SECOND:	That this Amendment was duly adopted in accordance with the terms of the Certificate of Incorporation and the provisions of Section 242 of the DGCL by the Board of Directors and stockholders of the Corporation.

THIRD:	That the capital of the Corporation shall not be reduced under or by reason of this Amendment.

FOURTH:	That upon the effectiveness of this Amendment, the Certificate of Incorporation is hereby amended such that the following paragraph shall be added after the first paragraph of ARTICLE IV of the Certificate of Incorporation:

As of 5:00 p.m. (eastern time) on [                    ,    ] (the “Effective Time”), each [        ] shares of Common Stock issued and outstanding at such time shall be combined into one (1) share of Common Stock (the “Reverse Stock Split”). The par value of the Common Stock following the Reverse Stock Split shall remain $.001 per share. No fractional shares will be issued in connection with the Reverse Stock Split. Stockholders of record who otherwise would be entitled to receive fractional shares, will be entitled to rounding up of their fractional share to the nearest whole share. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (an “Old Certificate”) shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation to be executed by Alexander Tokman, its Chief Executive Officer, this [    ] day of [    ], 2012.

MICROVISION, INC.

By:
Name:	Alexander Tokman
Title:	Chief Executive Officer

MICROVISION, INC. 6222 185TH AVE NE REDMOND, WA 98052

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VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following proposal:				For	Against	Abstain
1.	To approve an amendment to the Company’s certificate of incorporation to effect a reverse stock split of the Company’s issued and outstanding common stock.			☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Proxy Statement for 2012 Special Meeting of Shareholders is/are available at www.proxyvote.com.

MICROVISION, INC. Special Meeting, February 16, 2012 PROXY SOLICITED BY BOARD OF DIRECTORS

The 2012 Special Meeting of Shareholders of MicroVision, Inc. will be held on February 16, 2012 at 9:00 a.m., Pacific Time, at the Marriott Redmond Town Center, 7401 164th Avenue NE, Redmond, Washington 98052

The undersigned hereby appoints Alexander Tokman, Jeff T. Wilson, and Thomas M. Walker, and each of them, each with power to appoint his/her substitute, as proxies to vote and act at the 2012 Special Meeting of Shareholders of MicroVision, Inc. (the “Company”) to be held on February 16, 2012, or any adjournment or postponement thereof with respect to the number of shares of common stock of the Company as to which the undersigned may be entitled to vote or act. The undersigned instructs such proxies to vote as designated on the reverse side on the matters on the reverse side, as described in the accompanying notice of the 2012 Special Meeting and proxy statement, receipt of which is acknowledged. All proxies previously given by the undersigned in respect of the 2012 Special Meeting are hereby revoked.

The shares represented by this proxy will be voted as specified herein, but if no specification is made, this proxy will be voted FOR amendment to the Company’s certificate of incorporation. The proxies may vote in their discretion as to other matters that may come before this meeting or any adjournment or postponement thereof.

Continued and to be signed on reverse side